Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Sunrun, Inc.:

We consent to the use of our report dated March 26, 2015 included herein with respect to the combined financial statements of the Distribution, Product Development, and Residential Installation Operations (the Noncommercial Operations) of Mainstream Energy Corporation, which comprise the combined balance sheets as of December 31, 2013 and January 31, 2014, the combined statement of operations, equity, and cash flows for the year and the one-month period then ended, and the related notes to the combined financial statements. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 26, 2015, contains an emphasis of matter paragraph that states that the financial statements were prepared using “carve out” accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the parent company level of Mainstream Energy Corporation, which related to or were incurred on behalf of the Noncommercial Operations, have been identified and allocated as appropriate to reflect the financial position and results of operations of the Noncommercial Operations for the periods presented. The combined financial statements have been derived from the accounting records of Mainstream Energy Corporation and its wholly owned subsidiaries, and reflect significant assumptions and allocations. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

San Francisco, California

June 25, 2015